Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-117602 on Form S-8 of our report dated March 9, 2009, relating to the consolidated financial statements of CuraGen Corporation and subsidiary, and the effectiveness of CuraGen Corporation’s internal control over financial reporting, appearing in 1) the Annual Report on Form 10-K, as amended by Amendment No. 2 filed on June 19, 2009 of CuraGen Corporation for the year ended December 31, 2008 and 2) the Current Report on Form 8-K/A of Celldex Therapeutics, Inc. dated October 21, 2009.

/s/ Deloitte & Touche LLP

Hartford, CT

January 13, 2010